WASHINGTON REAL ESTATE INVESTMENT TRUST
                      6110 Executive Boulevard, Suite 800
                           Rockville, Maryland 20852



                                                                 March 30, 1999


Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Washington Real Estate Investment Trust to be held on Monday, May 24, 1999.
The formal Notice of the meeting and a Proxy Statement describing the proposals to be voted upon are enclosed.

     Last year, the shareholders approved two amendments to our Declaration of Trust. A third amendment would have authorized the issuance of preferred shares. This amendment required the approval of 70% of all outstanding shares i.e., unvoted shares effectively counted as negative votes. Even though over 89% of voting shares approved the amendment, since only 77% of our outstanding shares voted on the matter at all, the "yes" votes totaled only 69.1% of all outstanding shares and the amendment therefore failed to pass.

     The Board believes that the preferred share amendment is in the best interests of the Trust and the shareholders. The Board also believes that this amendment failed to pass last year due to a lack of voting rather than a lack of support by the shareholders. This is evidenced by the 89% approval of the shares which were voted. Accordingly, we are again proposing the preferred share amendment for approval by the shareholders.

     We believe that the amendment is beneficial to the Trust and the shareholders because it will allow the Trust to issue preferred shares when market pricing is favorable. Unlike our common dividend, this dividend never increases and at the same time, under current market conditions, WRIT would retain the right to repurchase the preferred shares at their original cost at any time after 5 years.

     Had we issued preferred shares last year, the proceeds from the sale of these preferred shares would have been a source of funds for 1998 and 1999 real estate acquisitions. These acquisitions are anticipated to produce a first year return on investment of over 9.6% which is substantially above the fixed dividend that would have been paid to preferred shareholders. The entire differential between the 9.6% acquisition return on investment and the preferred share dividend would have directly increased our Funds From Operations and therefore increased our ability to pay common dividends, without any dilution to the common shareholders. In addition, to the extent that the income from these acquisitions grew, the excess available for common dividends would also have grown because the preferred dividend would have remained fixed.

     This year we are also asking the shareholders to approve a technical amendment to our Declaration of Trust required by the rules of the New York Stock Exchange related to the settlement of share trades. This amendment is explained in the Proxy Statement.

     Please read the Proxy Statement, then complete, sign and return your proxy card in the enclosed envelope. PLEASE NOTE THAT THIS YEAR YOU MAY ALSO VOTE VIA TELEPHONE OR THE INTERNET SHOULD YOU PREFER. TO DO SO, JUST FOLLOW THE INSTRUCTIONS ON THE ENCLOSED CARD.

     REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT. THIS IS PARTICULARLY IMPORTANT AS THE AMENDMENTS TO BE VOTED UPON REQUIRE THE APPROVAL OF 70% OF THE SHAREHOLDERS, AND THE PREFERRED SHARE AMENDMENT FAILED LAST YEAR SIMPLY BECAUSE NOT ENOUGH SHAREHOLDERS VOTED. Should you have any questions, please contact Mr. Larry E. Finger at 1-800-565-WRIT (9748).

     Thank you for your prompt attention to this proxy matter. We sincerely believe that these amendments are in the best interests of all shareholders.


                                              Sincerely,


                                              /s/ Arthur A. Birney
                                              Arthur A. Birney
                                              Chairman of the Board

                    WASHINGTON REAL ESTATE INVESTMENT TRUST


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of the Shareholders (the "Annual Meeting") of the Washington Real Estate Investment Trust (the "Trust") will be held at the Hyatt Regency Hotel, One Bethesda Metro Center, Bethesda, Maryland on Monday, May 24, 1999 at 11:00 a.m., for the following purposes:

     1. To elect two Trustees;

     2. To approve amendments to the Declaration of Trust to authorize the issuance of Preferred Shares;

     3. To approve amendments to the Declaration of Trust pertaining to the settlement of share trades;

     4. To transact such other business as may properly come before the meeting.

     The Trustees have fixed the close of business on March 25, 1999 as the record date for shares entitled to vote at the Annual Meeting.

     The Annual Report of the Trust, Proxy Statement and a Proxy Card are enclosed with this Notice.

     You are requested, if you cannot be present at the meeting, to sign and return the Proxy Card in the enclosed business reply envelope promptly.

                                        /s/ Laura M. Franklin
                                        Laura M. Franklin
                                        Corporate Secretary


March 30, 1999

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
                      6110 Executive Boulevard, Suite 800
                           Rockville, Maryland 20852

                               PRELIMINARY COPIES

                                PROXY STATEMENT

     This Proxy Statement is furnished by the Trust's Board of Trustees (the "Board") in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders on May 24, 1999 and at any and all adjournments thereof. Mailing of this Proxy Statement will commence on or about March 30, 1999. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Annual Meeting. Abstentions and broker non-votes (proxies that do not indicate that brokers or nominees have received instructions from the beneficial owner of shares) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulating the total number of votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining the total number of votes cast. A Proxy on the enclosed form may be revoked by the shareholder at any time prior to its exercise at the Annual Meeting by submitting, to the Secretary of the Trust, a duly executed Proxy bearing a later date or by attending the Annual Meeting and orally withdrawing the Proxy.

     The voting securities of the Trust consist of shares of beneficial interest, $0.01 par value ("Shares"), of which 35,709,789 Shares were issued and outstanding at the close of business on March 25, 1999. So far as is known to the Trust, no person holds of record or beneficially as much as 5% of the outstanding Shares. The Trust has no other class of voting security. Each Share outstanding on March 25, 1999, will be entitled to one vote. Shareholders do not have cumulative voting rights.


                                      I.
                      THE BOARD OF TRUSTEES AND MANAGEMENT

THE BOARD OF TRUSTEES

     The Board consists of seven Trustees divided into two classes of two Trustees each and one class of three Trustees. The terms of the Trustees continue until the Annual Meetings to be held in 1999, 2000 and 2001, respectively, and until their respective successors are elected and qualified. At each Annual Meeting, two or three Trustees are elected, subject to the limitations described below, for a term of three years to succeed those Trustees whose terms expire at such Annual Meeting. The Trust's By-Laws provide that no Trustee shall be nominated or elected as a Trustee after such person's 72nd birthday. The By-Laws further provide that any Trustee who is first elected a Trustee after December 19, 1995 shall tender his resignation as a Trustee on his 72nd birthday.

     The Board held 16 meetings in 1998. The Nominating Committee, consisting of Messrs. Birney, Cronin, Derrick and Osnos, makes recommendations to the Board for nomination of Trustees. The Nominating Committee did not meet in 1998 and met three times in 1999 for the purpose of nominating successor Trustees to Mr. Cafritz and Mr. Snyder. Mr. Cafritz, in accordance with the Trust's By-Laws, retires this year and Mr. Snyder is not standing for reelection. The Trustees will consider recommendations received from shareholders for nominations for Trustees to be elected at the 2000 Annual Meeting. Such recommendation must be submitted in writing before December 24, 1999 accompanied by a written statement setting forth the reasons the Trust would benefit from the election of such nominee. The Audit Committee, consisting of Messrs. Cafritz, Derrick, McDaniel and Osnos, meets at least quarterly with the President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, together and/or individually, to review operating results and other matters. The Audit Committee reviews management's independent public accountant selection and makes recommendations to the Board based on that review. The Audit Committee also questions management and the Trust's independent public accountants on the application of accounting and reporting standards to the Trust and makes recommendations to the Board regarding dividend declarations. The Audit Committee met four times in 1998. A Compensation Committee, composed of Messrs. Birney, Cronin, McDaniel and Snyder, is responsible for making recommendations to the Board with respect to compensation decisions. The Compensation Committee met once during 1998. See "Report on Executive Compensation" below. All members of the Board attended more than 75% of the total number of meetings held during 1998.

     Effective January 1, 1998, the Trustee compensation structure was revised in accordance with the recommendations contained in the 1997 Board of Trustees and Executive Compensation Review prepared by an independent consultant. The revised structure is intended to promote strong links between Trustee contributions and overall Trust performance, reward performance that directly supports the achievement of the Trust's business objectives and attract and retain the critical Trustee technical and management talent necessary for the Trust's success. Effective January 1, 1998, the six non-officer Trustees of the Trust receive an annual retainer of $15,000 plus a $1,000 per meeting fee for attending Board and committee meetings. In addition, each non-officer Trustee receives an annual grant of 2,000 Share options and 400 unrestricted Shares. The Chairman of the Board receives additional remuneration for such services of $9,500.

     During 1998, the Trust utilized the legal services of the law firm of Arent Fox Kintner Plotkin & Kahn PLLC, of which Trustee David M. Osnos is a senior partner. The amount of fees paid to Arent Fox did not exceed 5% of that firm's 1998 gross revenues or 5% of the Trust's 1998 gross revenues.

     The following table sets forth the names and certain biographical information concerning each of the current Trustees.

                                                                                 SERVED AS                TERM
NAME                                   PRINCIPAL OCCUPATION(*)                 TRUSTEE SINCE     AGE     EXPIRES
-----------------------   -------------------------------------------------   ---------------   -----   --------
William N. Cafritz        President, William Cafritz Development Corp.             1984          73       1999
                          (real estate development)
Stanley P. Snyder         Chairman, Snyder-Cohn-Collyer-Hamilton &                 1968          64       1999
                          Associates, P.C. (Certified Public Accountants)
Arthur A. Birney          Managing Partner and Chief Executive Officer,            1961          71       2000
                          Washington Brick & Terra Cotta Co. (Real
                          Estate Holding and Development Company);
                          Managing Partner, Queenstown Harbor Golf
                          Links LP
John M. Derrick, Jr.      President/CEO -- Potomac Electric Power                  1997          59       2000
                          Company (PEPCO)
Edmund B. Cronin, Jr.     President and Chief Executive Officer, WRIT;             1994          62       2001
                          Director -- Potomac Electric Power Company
John P. McDaniel          Chief Executive Officer -- Medstar Health;               1998          56       2001
                          Director Lutheran Brotherhood
David M. Osnos            Senior partner, Arent, Fox, Kintner, Plotkin &           1987          67       2001
                          Kahn, PLLC (legal counsel to the Trust);
                          Director, VSE Corporation (engineering);
                          Director, EastGroup Properties (real estate
                          investment trust)

----------
(*) Each person has held the indicated position for more than the past five years except Messrs. Cronin and Derrick.

     Mr. Edmund B. Cronin, Jr. has 38 years of real estate investment, development, operations and finance experience in the Mid-Atlantic region. From 1977 to 1993, he served as Chairman and Chief Executive Officer of Smithy Braedon, a full service commercial real estate firm providing leasing, sales, asset management, finance, consulting, advisory and development services. From 1976 until joining the Trust in June 1994, Mr. Cronin was Chief Executive Officer of H.G. Smithy Company, a real estate management and advisory service holding company.

     Mr. John M. Derrick Jr. is President/CEO of Potomac Electric Power
Company (PEPCO). He joined PEPCO in 1961 and has held his current position since October 1997. Mr. Derrick belongs to the Institute of Electrical and Electronic Engineers, the National Society of Professional Engineers, the Washington Society of Engineers, the Edison Electric Institute and is a director of the Greater Washington Board of Trade, the Federal City Council, Economic Club of Washington and is Chairman of the Maryland Chamber of Commerce.

     Mr. John P. McDaniel is Chief Executive Officer of Medstar Health, a multi-institutional, not-for-profit healthcare organization serving Washington DC, Maryland, Virginia and the mid-Atlantic region. Mr. McDaniel is a member of the Executive Committee of the Greater Washington Board of Trade, the Executive Committee of the Federal City Council, the Board of Directors of Lutheran Brotherhood, the Maryland State Racing Commission, a Fellow of the American College of Healthcare Executives and chairs the Washington-area Business Coalition.

OTHER EXECUTIVE OFFICERS

     The following table contains information regarding other executive officers of the Trust. Such officers are elected annually by the Board and serve at the Board's discretion.



NAME                             AGE                                POSITION
-----------------------------   -----   ----------------------------------------------------------------
Larry E. Finger .............    46     Senior Vice President -- Chief Financial Officer
George F. McKenzie ..........    43     Senior Vice President -- Real Estate
Mary Beth Avedesian .........    39     Vice President -- Real Estate
Brian J. Fitzgerald .........    37     Vice President -- Leasing
Laura M. Franklin ...........    38     Vice President -- Chief Accounting Officer, Corporate Secretary
Kenneth C. Reed .............    46     Vice President -- Property Management
Thomas L. Regnell ...........    42     Vice President -- Acquisitions

     Mr. Larry E. Finger, an attorney and CPA, joined the Trust in December 1993 and was elected Senior Vice President, Chief Financial Officer in June 1995. From 1978 to 1991, Mr. Finger served with Savage/Fogarty Companies, Inc., a real estate investment, management and development company based in Alexandria, Virginia, most recently as Chief Operating Officer. During 1992 and 1993, Mr. Finger created and operated a multi-restaurant delivery business.

     Mr. George F. McKenzie joined the Trust in September of 1996 and was elected Senior Vice President -- Real Estate in December 1997. From 1985 to 1996, Mr. McKenzie served with the Prudential Realty Group, a subsidiary of Prudential Insurance Company of America, most recently as Vice President, Investment & Sales. Prior assignments included real estate finance originations and asset management in the Mid-Atlantic region.

     Ms. Mary Beth Avedesian joined the Trust as Vice President -- Real Estate in March 1995. From 1993-1995, Ms. Avedesian was an Assistant Vice President for Towle Financial Services, responsible for acquisition due diligence and asset management.

     Mr. Brian J. Fitzgerald joined the Trust in January of 1996 as Vice President -- Leasing. From 1984 to 1993, Mr. Fitzgerald served as a commercial leasing broker with Smithy Braedon Company. In 1993, he became a Vice President of H. G. Smithy Company, with responsibilities for managing all agency leasing activities. From the date of the merger of H. G. Smithy Commercial Management Group with Cushman & Wakefield of Washington, D.C., Inc. in June of 1994 until joining the Trust, Mr. Fitzgerald managed institutional agency leasing activities at Cushman & Wakefield, Inc. of Washington, D.C.

     Ms. Laura M. Franklin, CPA, joined the Trust in 1993 as Assistant Vice President -- Finance, and is currently Vice President and Chief Accounting Officer as well as Corporate Secretary to the Trust. From 1984 to 1993, Ms. Franklin served with the public accounting firm of Reznick, Fedder and Silverman, P.C. specializing in audit and tax services for real estate clients.


     Mr. Kenneth C. Reed joined the Trust as Vice President -- Property Management in June of 1995. Mr. Reed served as President of CSN Management Corp. from 1988 to 1998. CSN managed WRIT's properties until its assets were purchased by WRIT in 1998.

     Mr. Thomas L. Regnell joined the Trust as Vice President -- Acquisitions in January of 1995. From 1992 through 1994, Mr. Regnell served as an Investment (Acquisitions) Officer with Federal Realty Investment Trust. Previously, Mr. Regnell was a Vice President with Spaulding & Slye Company, a real estate development, brokerage and management company.

     There are no family relationships between any Trustee and/or executive officer.

OWNERSHIP OF SHARES BY TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning all Shares beneficially owned as of March 16, 1999, by each Trustee, by the nominees for Trustee, by each of the "Named Officers" (as defined in "Executive Compensation" below) and by all Trustees and Executive Officers as a group. Unless otherwise indicated, the voting and investment powers for the Shares listed are held solely by the named holder.


                                                                                 PERCENTAGE
NAME                                                           SHARES OWNED       OF TOTAL
----------------------------------------------------------   ----------------   -----------
        Arthur A. Birney .................................         76,996(1)        0.21%
        William N. Cafritz ...............................         19,749           0.06%
        Edmund B. Cronin, Jr. ............................        122,019(2)        0.34%
        John M. Derrick, Jr. .............................          2,200           0.01%
        Larry E. Finger ..................................         45,735(2)        0.13%
        Brian J. Fitzgerald ..............................         14,285(2)        0.04%
        Clifford M. Kendall ..............................          7,000           0.02%
        John P. McDaniel .................................          2,000           0.01%
        George F. McKenzie ...............................          8,664           0.02%
        David M. Osnos ...................................          1,300           0.00%
        Thomas L. Regnell ................................         24,200(2)        0.07%
        Stanley P. Snyder ................................          5,462           0.02%
        Susan J. Williams ................................             --           0.00%
        All Trustees and Executive Officers as a group (14
         persons) ........................................        407,243(2)        1.14%

----------
(1) Includes shares held in a trust.

(2) Includes shares subject to options exercisable within 60 days, as follows:
    Mr. Cronin, 92,997; Mr. Finger, 40,840; Mr. Fitzgerald, 10,979; Mr. McKenzie, 5,791; Mr. Regnell, 22,365; and all Trustees and Executive Officers as a group, 247,066.


                                      II.
                              ELECTION OF TRUSTEES

     Ms. Susan J. Williams and Mr. Clifford M. Kendall stand for election as Trustees at the Annual Meeting, to serve for three years. It is intended that the proxies given to the persons named in the accompanying Proxy (unless otherwise indicated on such Proxy) will be voted for the election of Ms. Williams and Mr. Kendall.

     Ms. Susan J. Williams, age 58, is Founding Partner and President of Bracy Williams & Company, government and public affairs consultants. Ms. Williams' career includes public service as a legislative professional on Capitol Hill and Assistant Secretary of Transportation. She also played a founding role in Project Head Start. Ms. Williams is immediate past Chair of The Greater Washington Board of Trade and Chair of its Federal Affairs and Federal Affairs Political Action Committees. She has served on the Board of Directors of the Adams National Bank. She serves on the Board of Directors of the Henry L. Stimson Center (a foreign policy institute), the American Institute for Public Service, the Historical Society of Washington, D.C., the National Aquarium in Baltimore, and the D.C. Agenda Project. She is also a member of the Board that is preparing the Washington-Baltimore region's bid to host the 2012 Olympic Games, the Economic Club of Washington, the Federal City Council and Leadership Washington. In addition, she is currently on the Advisory Board for George Mason University.

     Clifford M. Kendall, age 67, is a director of Affiliated Computer Service, Inc. (ACS). Before the merger with ACS, Mr. Kendall served as Chairman and CEO of Computer Data Systems, Inc. (CDSI) from 1971 to 1991 and Chairman from 1991 to 1998. Prior to joining CDSI, his career included positions with Washington Gas Light Company, American University, Washington University in St. Louis, and Booz, Allen & Hamilton, Inc. Mr. Kendall is a past Chairman and continues to serve on the Board and Executive Committee of the High Technology Council of Maryland and the Advisory Board for the Montgomery County Technology Enterprise Center. He is a director of the Potomac Knowledge Way, Montgomery County Community Foundation and The Lighthouse, which manages investments of the Columbia Lighthouse for the Blind. Mr. Kendall also serves on the Board of Trustees of George Washington University and is a member of the Board of Regents for the University System of Maryland. He is past Chairman of the Greater Washington Board of Trade, and has served as Chairman of the Montgomery/Prince Georges County CEO Roundtable.

     If a nominee becomes unable or unwilling to stand for election for any reason not presently known or contemplated, the persons named in the enclosed Proxy will have discretionary authority to vote pursuant to the Proxy for a substitute nominee nominated by the Board. The election of Trustees requires the affirmative vote of the holders of a majority of the shares voting at the Annual Meeting either in person or by proxy.


          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE
             ELECTION OF SUSAN J. WILLIAMS AND CLIFFORD M. KENDALL.


                                     III.
      AMENDMENTS TO THE DECLARATION OF TRUST TO AUTHORIZE PREFERRED SHARES


     The Board has declared advisable and recommends to the shareholders amendments (the "Preferred Shares Amendment") to the Trust's Declaration of Trust (i) to make available for issuance Preferred Shares with such designations, preferences, rights and limitations as are approved, from time to time, by the Board and (ii) to make certain conforming amendments to the terms of the Shares. The full text of Sections 4.1, 5.8, 5.10, 7.3, 7.5, 8.1, 8.4, 9.1, 10.1 and 10.2 of the Declaration of Trust as they will be amended if the Preferred Shares Amendment is approved by shareholders is set forth as Exhibit A to this Proxy Statement.



PURPOSE AND EFFECT

     The Declaration of Trust currently authorizes only the Shares which are Common Shares. The principal purpose and effect of the Preferred Shares Amendment would be to provide the Board with additional flexibility in the management of the Trust's capitalization. Preferred Shares could be used by the Trust, instead of Common Shares, in connection with (i) raising capital, (ii) future acquisitions and (iii) other business purposes. The ability to issue preferred shares could be particularly important in connection with efforts to raise additional capital. A substantial number of real estate investment trusts have the authority to issue preferred shares, and a significant number of these real estate investment trusts have issued preferred shares. The Trustees and management of the Trust believe that the Preferred Shares Amendment would provide the Trust with an authority now common among real estate investment trusts and important for the Trust to be competitive with other real estate investment trusts in financing its operations.


TERMS

     The Preferred Shares Amendment would grant the Board broad discretion with respect to designating the terms of each series of Preferred Shares prior to its issuance. The following is a brief description of the terms, rights and preferences which the Board will be entitled to designate with respect to the Preferred Shares.

     NUMBER. The Trust initially would be authorized to issue up to 500,000 Preferred Shares, par value $.01 per share. As authorized by Maryland law and currently provided in the Declaration of Trust, the Board has the authority to increase the number of Common Shares authorized for issuance without further shareholder approval. The Preferred Shares amendment would authorize the Board to increase the number of Preferred Shares authorized for issuance without further shareholder approval. The Preferred Shares Amendment also would authorize the Board to decrease the number of authorized shares without further shareholder approval.

     ISSUABLE IN SERIES. The Preferred Shares may be issued in series established from time to time by the Board. The Board may fix for each series
(i) the number of shares included in the series, (ii) the rate and other terms of the dividend, (iii) the amount payable in the event of liquidation, (iv) the voting powers, if any, (v) the terms, if any, on which the shares may be converted, (vi) the redemption price, if any, and other redemption terms, (vii) sinking fund provisions, if any, for the redemption of the shares and (viii) other rights and restrictions.

     DIVIDENDS. The holders of each series of Preferred Shares will be entitled to receive, when and as declared by the Board, out of funds legally available therefor, dividends at the time and at the rates fixed by the Board. A series may be entitled to cumulative dividends and/or to participate in dividends paid on the Common Shares. All accrued and unpaid dividends on Preferred Shares must be paid in full or a sum sufficient for such payment must be set aside for such payment before dividends are declared or paid on Common Shares.

     REDEMPTION. Subject to the terms of the Trust's outstanding debt, any series of Preferred Shares may be redeemable by the Trust, at the option of the Trust or at the option of the holder, upon such terms as may be designated by the Board. The amount payable upon redemption will be fixed by the Board. The Board may designate that a series may be redeemed, in whole or in part, or that one series may be redeemed, in whole or in part, without redeeming another series.

     LIQUIDATION. In the unlikely event of the liquidation of the Trust, the holders of each series of then outstanding Preferred Shares will be entitled to receive, prior to any distribution to holders of Common Shares, an amount fixed by the Board, which may include accrued but unpaid dividends.

     SINKING FUND. Subject to the terms of the Trust's outstanding debt, the Board may establish a sinking or other fund for the redemption or purchase of Preferred Shares.

     CONVERSION. The Board may establish terms and conditions upon which any Preferred Shares may be converted into Common Shares or any other security issuable by the Trust.

     VOTING POWERS. The Board may establish the voting powers for each series of Preferred Shares subject to proposed Section 4.1(f) of the Declaration of Trust, which limits the voting rights of any series of Preferred Shares that may be authorized. Pursuant to Section 4.1(f), the voting rights of Preferred Shares are limited to, among other things, (i) the right to approve any transaction resulting in the issuance by the Trust of any class or series of Preferred Shares ranking senior to such Preferred Shares, (ii) the right to approve any amendment to the Declaration of Trust if such amendment would materially and adversely alter the rights, preferences or privileges of such Preferred Shares, (iii) the right to approve certain mergers in which the Trust is not the surviving entity, and (iv) the right to elect up to two additional Trustees following the Trust's failure to pay required dividends on such Preferred Shares for a specified number of quarterly periods. Any such additional Trustees generally would serve during the period the Trust remained in default plus a limited period following the cure of such default, all as to be specified in the terms of articles supplementary establishing the terms of a particular class or series of Preferred Shares. The full text of proposed
Section 4.1(f) is set forth in Exhibit A to this Proxy Statement.


AMENDMENTS TO COMMON SHARES

     Because the Declaration of Trust currently authorizes only Common Shares, certain modifications must be made to the Declaration of Trust, in addition to those described above, to distinguish the rights of the holders of Common Shares and the holders of Preferred Shares.

     As stated above, the Board currently is authorized to increase the number of Common Shares authorized for issuance without further shareholder approval. In order to conform the terms of the Preferred Shares and the Common Shares, the Preferred Shares Amendment also would authorize the Board (i) to decrease the number of authorized Common Shares and (ii) to classify unissued Common Shares into one or more classes or series of shares without further shareholder approval.

     Section 5.8 of the Declaration of Trust currently imposes limitations on the ownership of more than 10 percent of the Trust's outstanding shares. The Preferred Shares Amendment would amend this Section to make clear that this limitation applies to all shares in the aggregate, computed on the basis of the value of such shares. The Section also provides for the repurchase of shares in order to enforce such limitations. The Preferred Shares Amendment would further amend this Section to make clear that any Preferred Shares subject to repurchase pursuant to this limitation would be redeemed (i) at cost or at the last sale price of a share as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher or (ii) at such other amount as is set forth in the terms of such class or series of shares so called for repurchase.

     Currently, the Declaration of Trust grants certain voting powers to the holders of the Trust's "shares." As stated above, Preferred Shares may be issued with limited voting rights and may have no voting rights except as may be required by law. In order to distinguish the voting rights of the Common Shares and the Preferred Shares, it is proposed as part of the Preferred Shares Amendment that Section 7.3 of the Declaration of Trust be amended and restated to specify that subject to Section 4.1(f) (described above) the shareholders shall be entitled to vote on (i) the election or removal of Trustees, (ii) the amendment of the Declaration of Trust, (iii) the termination of the Trust, (iv) any merger of the Trust and (v) any other matter on which, by law, the shareholders are required to vote.

     Section 8.1 of the Declaration of Trust specifies the minimum and maximum number of Trustees. The Preferred Shares Amendment would amend this Section to provide that no less than three nor more than seven Trustees shall be elected by the holders of the Common Shares. The Preferred Shares Amendment would also permit the election of up to two Trustees (but in no event a majority of the Trustees) by the holders of Preferred Shares following a failure to pay required dividends on such Preferred Shares for a specified number of quarterly periods. This provision would authorize such additional Trustees during the period the Trust remained in default plus a limited period following the cure of such default, but the provision would only be implemented by the Board in connection with the adoption of articles supplementary establishing the terms of a particular class or series of Preferred Shares.

     Section 8.4 of the Declaration of Trust provides for the filling of vacancies on the Board by the remaining Trustees. The Preferred Shares Amendment would amend this Section to provide that a vacancy among the Trustees elected by the holders of the Common Shares would be filled by the remaining Trustees elected by the holders of the Common Shares and that a vacancy among the Trustees elected by the holders of the Preferred Shares would be filled by the remaining Trustee elected by the holders of the Preferred Shares.

     Section 10.1 of the Declaration of Trust specifies the vote required to amend the Declaration of Trust. The Preferred Shares Amendment would amend this Section to provide that any amendment of the Declaration of Trust would require the vote of the Common Shares and any class of Preferred Shares entitled to vote thereon, voting as separate classes.

     Section 10.2 of the Declaration of Trust provides for the removal of Trustees. The Preferred Shares Amendment would amend this Section to provide that a Trustee elected by the holders of the Common Shares may only be removed by a vote of the holders of the Common Shares and that a Trustee elected by the holders of the Preferred Shares may only be removed by a vote of the holders of the Preferred Shares. As stated above, Trustees elected by the holder of Preferred Shares would only serve during the period the Trust remained in default on the payment of dividends on the Preferred Shares plus a limited period following the cure of such default.

     Several other Sections of the Declaration of Trust would be amended by the Preferred Shares Amendment to acknowledge that the Trust may have multiple classes or series of shares outstanding, including classes or series of Preferred Shares and to refer to particular classes or series of Preferred Shares for their terms.

     The Declaration of Trust currently includes numerous references to "shares." The Preferred Shares Amendment would make clear that all references in the Declaration of Trust to "shares" include both Common Shares and Preferred Shares.


OTHER EFFECTS

     The Board is not aware of any current effort by any person to accumulate Shares or obtain control of the Trust, and the Preferred Shares Amendment is not designed to impede the acquisition of the Trust. Indeed, the Preferred Shares Amendment, by limiting the potential voting rights of Preferred Shares, is intended to avoid the possibility that the issuance of Preferred Shares would have an anti-takeover effect.

     The Board has no current intention to adopt a "shareholder rights plan" (which, if adopted, could have an anti-takeover effect), but the Board could adopt such a plan without the Preferred Shares Amendment or without utilizing the Preferred Shares. The Board will not, without shareholder approval, utilize the availability of Preferred Shares to implement such a plan.

     The Preferred Shares may be issued upon the Board's approval, without any further vote of the shareholders. The Declaration of Trust does not provide for any preemptive rights upon the issuance of Preferred Shares.


APPROVAL

     Approval of the Preferred Shares Amendment requires the vote of holders of 70 percent of the outstanding Shares entitled to vote at the Annual Meeting.


          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF
                        THE PREFERRED SHARES AMENDMENT.

                                      IV.
                    AMENDMENTS TO THE DECLARATION OF TRUST
                   WITH RESPECT TO SETTLEMENT OF SHARE TRADES

     The Board has declared advisable and recommends to the shareholders amendments to the Trust's Declaration of Trust making clear that Sections 5.8 and 5.10 (or any other Section) of the Declaration of Trust will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system (the "Settlement Amendments"). The full text of the Settlement Amendments are set forth as Exhibit B to this Proxy Statement.


     Section 5.8 of the Declaration of Trust currently imposes limitations on the ownership of more than 10 percent of the Trust's outstanding Shares and provides that the Trust may refuse to sell, transfer or deliver shares to such person or entity, or may repurchase any and all Shares held by such person or entity. Further, Section 5.10 of the Declaration of Trust currently imposes limitations on the ownership of the Trust's outstanding Shares if such ownership would cause the holder to be deemed a "sister corporation," as that term is defined in the Declaration of Trust, and also provides that the Trust may repurchase Shares or refuse to register the transfer of Shares to any person whose acquisition of Shares would, in the opinion of the Trustees, be inconsistent with such limitations. These provisions are intended to help the Trust meet the requirements of certain provisions of the Internal Revenue Code with which it must comply in order to preserve its status as a real estate investment trust.

     In connection with the listing of the Shares on the New York Stock Exchange in January 1999, the New York Stock Exchange required that the Trust at its next annual meeting of shareholders adopt an amendment to its Declaration of Trust specifying that nothing in the Declaration of Trust would preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange. The Trust understands that the New York Stock Exchange requires this amendment in order to avoid uncertainty as to the completion and finality of trades effected on the New York Stock Exchange and is not intended to impose any material limitation on the effectiveness of Sections 5.8 and 5.10 of the Declaration of Trust. The Trust also understands that the New York Stock Exchange requires the declaration of trust of all real estate investment trusts listed on the New York Stock Exchange which include limitations like Sections 5.8 or 5.10 of the Declaration of Trust to include this provision.


     In connection with applying to list the Shares on the New York Stock Exchange, the Trustees considered this requirement and determined that it would not materially impair the protection afforded the Trust by Sections 5.8 and 5.10 of the Declaration of Trust and was an acceptable condition to the listing of the Shares. In accordance with these determinations, the Trustees have proposed amendments to the Declaration of Trust to meet the New York Stock Exchange's requirement. The Settlement Amendments specify that neither Sections 5.8 or 5.10 nor any other provision of the Declaration of Trust will preclude the settlement of trades of Shares effected on the New York Stock Exchange (or any other exchange or other facility upon which the Shares may trade), but also make clear that Section 5.11 does not otherwise impair the ability to enforce the provisions of Sections 5.8 and 5.10 or any other provision of the Declaration of Trust.

     Approval of the Settlement Amendments requires the vote of holders of 70 percent of the outstanding Shares entitled to vote at the Annual Meeting.



          THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF
                           THE SETTLEMENT AMENDMENT.


                                      V.
                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows the compensation awarded, earned or paid during the past three years to the Trust's Chief Executive Officer and each of the Trust's four other most highly compensated executive officers (the "Named Officers") whose compensation exceeded $100,000 for the period(s) indicated.

                           SUMMARY COMPENSATION TABLE



                                                                                LONG-TERM COMPENSATION
                                                                             -----------------------------
                                                       ANNUAL CASH
                                                       COMPENSATION
                                                --------------------------
                                                                                                                   OTHER
                                                                                 SHARES         OPTIONS            ANNUAL
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)     BONUS ($)     GRANTED (1)     GRANTED (2)     COMPENSATION (3)
------------------------------------   ------   ------------   -----------   -------------   -------------   -----------------
Edmund B. Cronin, Jr., Trustee,
  President and Chief Executive
 Officer ...........................   1998       $395,000      $309,408        3,368          100,000            $4,800
                                       1997       $395,000      $162,989        3,121           61,000            $9,500
                                       1996       $360,000      $ 84,933          --            26,650              --
Larry E. Finger, Senior Vice
  President and Chief
 Financial Officer .................   1998       $225,000      $176,245        1,492           75,140            $4,800
                                       1997       $210,000      $ 86,652        1,291           25,224            $9,500
                                       1996       $200,000      $ 47,185          --            14,806              --
George F. McKenzie, Senior Vice
 President -- Real Estate ..........   1998       $150,000      $117,497          995           50,094            $4,500
                                       1997       $120,000      $ 49,516          285           11,582              --
                                       1996       $ 32,135         --             --              --                --
Thomas L. Regnell, Vice
 President -- Acquisitions .........   1998       $146,000      $114,364          346           39,180            $4,380
                                       1997       $130,000      $ 53,642          285           12,547            $4,583
                                       1996       $125,000         --             --             9,254              --
Brian J. Fitzgerald, Vice
 President -- Leasing ..............   1998       $ 95,000      $118,919          294           33,275            $2,850
                                       1997       $ 88,500      $ 66,689          237           10,406            $2,167
                                       1996       $ 84,743      $ 11,352           --            5,776              --

----------
(1) Represents Share grants awarded on December 15, 1998 and December 16, 1997 in accordance with the Incentive Compensation Plan approved by the Trustees in 1997. Share grants vest 20% per year on the anniversary of the award date.

(2) All options reflected in the table were granted under the Washington Real Estate Investment Trust 1991 Stock Option Plan, as amended (the "Stock Option Plan") in accordance with the Incentive Compensation Plan approved by the Trustees in 1997.

(3) Represents amounts contributed on the officers' behalf by the Trust to its 401(k) plan.



OPTION GRANTS TABLE

     The following table shows the specified information with respect to options granted to the Named Officers in 1998.

                            1998 OPTION GRANTS TABLE



                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF SHARE
                                                                                                  PRICE APPRECIATION
                                                                                                     FULL 10-YEAR
                                                                                                      OPTION TERM
                                                                                             -----------------------------
                                    NUMBER OF      PERCENTAGE
                                    SECURITIES      OF TOTAL
                                    UNDERLYING      OPTIONS
                                     OPTIONS       GRANTED TO   EXERCISE      EXERCISE
NAME                               GRANTED (1)     EMPLOYEES      PRICE         DATE               5%             10%
-------------------------------   -------------   -----------   -----------   ------------    -------------   -------------
Edmund B. Cronin, Jr. .........      100,000          23.9%         17.594    12/15/2008      $1,106,446      $2,803,951
Larry E. Finger ...............       75,140          18.0%         17.594    12/15/2008      $  831,383      $2,106,889
George F. McKenzie ............       50,094          12.0%         17.594    12/15/2008      $  554,263      $1,404,611
Thomas L. Regnell .............       39,180           9.4%         17.594    12/15/2008      $  433,505      $1,098,588
Brian J. Fitzgerald ...........       33,275           8.0%         17.594    12/15/2008      $  368,170      $  933,015

----------
(1) Options become exercisable 50% after one year and 100% after two years. 94,316 of Mr. Cronin's options, 69,456 of Mr. Finger's options, 44,410 of Mr. McKenzie's options, 33,486 of Mr. Regnell's options and 27,591 of Mr. Fitzgerald's options were granted as non-qualified stock options. See "VI. Report on Executive Compensation Program."


     The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the rules of the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation in the price of the Shares, which would benefit all shareholders. For example, in order for the Named Officers to realize the potential values set forth in the 5% and 10% columns in the table above, the price per Share of the Shares would have to be approximately $28.66 and $45.63, respectively, as of the expiration date of the option. Actual gains, if any, on option exercises and Share holdings are dependent on the future performance of the Shares and overall stock market conditions.


AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE

     The following table shows information concerning the exercise of options during 1998 by each of the Named Officers and the year-end value of unexercised options.


         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES



                                                                          NUMBER OF                 VALUE OF UNEXERCISED IN
                                                                    UNEXERCISED OPTIONS               THE MONEY OPTIONS AT
                                                                    AT DECEMBER 31, 1998               DECEMBER 31, 1998
                                                               -------------------------------   ------------------------------
                                      SHARES
                                     ACQUIRED       VALUE
NAME                               ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------   -------------    --------    -------------   ---------------   -------------   --------------
Edmund B. Cronin, Jr. .........            --           --         92,996          130,500          $244,528        $179,400
Larry E. Finger ...............            --           --         40,840           87,752          $117,604        $ 88,271
George F. McKenzie ............            --           --          5,791           55,885          $ 14,478        $ 66,149
Thomas L. Regnell .............            --           --         22,366           45,454          $ 65,594        $ 56,099
Brian J. Fitzgerald ...........            --           --         10,929           38,478          $ 27,087        $ 47,331

PENSION PLAN

     The Trust has a non-contributory defined benefit pension plan (the "Pension Plan") that covers all employees who met certain requirements regarding age and years of service before December 31, 1995. The Pension Plan was amended on December 12, 1995 to fix benefits, participation and years of service accruals as of December 31, 1995.

     The following table is illustrative of various annual payments that would be made pursuant to the Pension Plan and the Supplemental Benefit Plan (as defined below) upon retirement on an individual's 65th birthday, assuming the indicated five-year average remuneration and years of service.


                               PENSION PLAN TABLE



                                            YEARS OF SERVICE
                     --------------------------------------------------------------
REMUNERATION             15           20           25           30           35
------------------   ----------   ----------   ----------   ----------   ----------
$125,000 .........    $ 34,440     $ 45,920     $ 57,400     $ 68,880     $ 71,176
 150,000 .........      41,565       55,420       69,275       83,130       85,901
 175,000 .........      48,690       64,920       81,150       97,380      100,626
 200,000 .........      55,815       74,420       93,025      111,630      115,351
 225,000 .........      62,940       83,920      104,900      125,880      130,076
 250,000 .........      70,065       93,420      116,775      140,130      144,801
 300,000 .........      84,315      112,420      140,525      168,630      174,251
 400,000 .........     112,815      150,420      188,025      225,630      233,151
 450,000 .........     127,065      169,420      211,775      254,130      262,601
 500,000 .........     141,315      188,420      235,525      282,630      292,051

     The Pension Plan provides for retirement upon the participant's 65th birthday, disability or attainment of age 50 with 10 or more years of service at an actuarially reduced benefit. The Pension Plan provides both retirement benefits and death benefits prior to retirement. Retirement benefits are based on the participant's average salary during the five years of employment which produces the highest average. Accrued pension benefits are fully vested after six years of employment. Death benefits are based on the projected monthly pension benefit.

                                      VI.
                        REPORT ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
IN COMPENSATION DECISIONS

     The Board determined executive compensation for 1998. A Compensation Committee (the "Compensation Committee"), composed of Messrs. Birney, Cronin, McDaniel and Snyder, was responsible for making recommendations to the Board with respect to 1998 compensation decisions. Mr. Cronin, the Trust's Chief Executive Officer, was not involved in the consideration or vote concerning his own compensation.


EXECUTIVE COMPENSATION PRINCIPLES

     The Trust's Executive Compensation Program is based on guiding principles designed to align executive compensation with Trust values and objectives, business strategy, management initiatives and business financial performance. In applying these principles, the Compensation Committee, based upon the recommendations contained in the 1997 Board of Trustees and Executive Compensation Review prepared by an independent consultant, has established a program designed to:

     o Attract and retain key executives critical to the long-term success of the Trust.

     o Reward executives for long-term strategic management and the enhancement of shareholder value.

     o Support a performance-oriented environment that rewards performance based upon exceeding Trust operating performance goals.


EXECUTIVE COMPENSATION PROGRAM

     For 1998, the Board, upon recommendation of the Compensation Committee, adopted an Incentive Compensation Plan (the "Plan") based upon the recommendations contained in the 1997 Board of Trustees and Executive Compensation Review prepared by an independent consultant to align executive compensation with Shareholder interests through salaries, cash bonuses, Share grants and option grants tied to pre-set objective performance goals.

     Under the Plan, salaries for the Trust's executive officers were set based upon (i) a review of the compensation paid to similarly situated executive officers employed by companies comprising the EREIT Index; and (ii) a subjective evaluation of each executive officer's performance throughout the year. See "Executive Compensation -- Performance Graph" for additional discussion regarding the EREIT Index.

     Cash bonuses would be paid only if the Trust's Funds From Operations ("FFO") per share grew by at least 5%. If this minimum threshold was achieved, a bonus pool would be created as follows: 10% of the first 7% of the growth in FFO per Share times the average shares outstanding for the year, plus 20% of the growth in FFO per Share in excess of 7% times the average shares outstanding for the year, would go into the bonus pool. Executive officers of the Trust and selected senior and middle management share the bonus pool pro-rata based on their salaries.

     Long-term incentives are provided through the Stock Option and Share Grant Plans. Vice Presidents receive option grants with a value equal to 22.5% (36% for the Chief Executive Officer and 28% for the Senior Vice Presidents) of their annual salary plus projected annual bonus ("Cash Compensation"). The option value is based upon a Black Scholes model calculation. This value is divided into 22.5% of the individual's Cash Compensation (36% for the Chief Executive Officer and 28% for the Senior Vice Presidents), and the resulting number is the number of Shares subject to the grant of an option for such year. Notwithstanding the forgoing, the number of options which may be granted to any individual is limited to 100,000 in any one year. Certain members of middle management are also eligible to receive Share grants under the Share Option Plan. Executive officers are also eligible to receive Share grants through the Share Grant Plan. Under the Share Grant Plan, Vice Presidents receive an award of Shares with a market value of 2.5% of the individual's Cash Compensation (9% for the Chief Executive Officer and 7% for Senior Vice Presidents) at the date of the award. Shares granted under the Share Grant Plan vest 20% per year over five years and are restricted from transfer for five years from the date of grant.

     The Board believes that compensation paid to the Trust's executive officers is comparable to that paid by the companies comprising the EREIT Index.


CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Cronin's 1998 compensation consisted of his salary, bonus, Share grants and options based upon the Executive Compensation Program described above. Mr. Cronin's salary was determined by the Board (excluding Mr. Cronin) with Mr. Derrick abstaining due to interlocking directorships, after a recommendation by the Compensation Committee (excluding Mr. Cronin) and was based upon (i) a review of the compensation paid to chief executive officers employed by companies comprising EREIT Index, and (ii) a subjective evaluation of Mr. Cronin's performance throughout the year. As described above under the Plan, specific performance goals were not established for Mr. Cronin during 1998 as relates to salary but, as described above, were established for bonus, Share grant and option purposes. In general, the EREIT Index comparison and the subjective evaluation were weighted equally by the Board when making the decision to set Mr. Cronin's 1998 salary at $395,000. Compensation paid to Mr. Cronin is comparable to compensation paid to the chief executive officers of the companies comprising the EREIT Index.

                                                   THE BOARD OF TRUSTEES
                                                   Arthur A. Birney
                                                   William N. Cafritz
                                                   Edmund B. Cronin, Jr.
                                                   John M. Derrick, Jr.
                                                   John P. McDaniel
                                                   David M. Osnos
                                                   Stanley P. Snyder

PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Shares with the cumulative total return of companies making up the Standard & Poor's 500 Stock Index as provided by Standard & Poor's Corporation and the Equity Real Estate Investment Trust Index (excluding Health Care REITs) (the "EREIT Index") as provided by the National Association of Real Estate Investment Trusts. The EREIT Index is a compilation of 173 companies as of December 31, 1998 which qualify as real estate investment trusts and own real property and/or equity interests in real property and has been weighted according to each individual company's stock market capitalization. The EREIT Index companies are traded on the New York and American Stock Exchanges and on the Nasdaq National Market. The graph assumes an initial investment of $100 on December 31, 1993 and the reinvestment of all dividends paid thereafter with respect to such $100 investment.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN



[LINE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS:]

                   1993     1994     1995     1996     1997      1998
                  ------   ------   ------   ------   ------   -------
WRIT ..........    $100     $ 83     $ 87     $102     $104     $123
EREIT .........     100      103      119      161      193      160
S&P ...........     100      101      139      171      228      294

                                     VII.
                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP served as the Trust's independent public accountants for 1998. The Board has appointed Arthur Andersen LLP as the Trust's independent public accountants for 1999. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting, will be provided with an opportunity to make a statement, should they desire to do so, and will be available to respond to appropriate questions from the shareholders.

SECURITIES REPORTING REQUIREMENTS


     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Trustees and certain officers to file reports of changes in stock ownership with the SEC and with the New York Stock Exchange, with copies to the Trust. Based solely on a review of such copies, the Trust believes that all such filing requirements have been met for the year ended December 31, 1998.



EXPENSES AND ADMINISTRATION

     The cost of this solicitation of proxies will be borne by the Trust. In addition to the use of the mails, some of the officers and regular employees of the Trust may solicit proxies by telephone or telecopier, will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Shares held of record by such persons and may also verify the accuracy of marked proxies by contacting record and beneficial owners of Shares. The Trust will reimburse such persons for expenses incurred in forwarding such soliciting material. In addition, the Trust has engaged the firm of McKenzie Partners to assist in the solicitation of proxies. Pursuant to this engagement, the Trust will pay McKenzie Partners a fee not to exceed $10,500, will reimburse their reasonable out of pocket expenses and indemnify them against certain liabilities under the securities laws.


2000 ANNUAL MEETING

     Shareholders may present proposals to be considered for inclusion in the Proxy Statement relating to the 2000 Annual Meeting, provided they are received by the Trust no later than December 24, 1999 and are in compliance with applicable laws and SEC regulations.

                                        /s/ Laura M. Franklin

                                        Laura M. Franklin
                                        CORPORATE SECRETARY

March 30, 1999.

                                   EXHIBIT A
                PROPOSED AMENDMENTS TO THE DECLARATION OF TRUST
                        WITH RESPECT TO PREFERRED SHARES

   All proposed additions to current Sections are marked in bold text and underlined.


SECTION 4.1 IS PROPOSED TO BE ENTIRELY RESTATED TO READ AS FOLLOWS:

     Section 4.1 The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "shares"). The Trust has authority to issue 100,000,000 common shares of beneficial interest, par value $.01 per share ("Common Shares"), and 500,000 preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares").

       (a) Common Shares. Subject to the provisions of Article 5, each Common Share shall entitle the holder thereof to one vote on each matter upon which holders of Common Shares are entitled to vote. The Board of Trustees may reclassify any unissued Common Shares from time to time in one or more classes or series of shares.

       (b) Preferred Shares. The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, in one or more series of shares.

       (c) Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Trustees by resolution shall (i) designate that class or series to distinguish it from all other classes and series of shares; (ii) specify the number of shares to be included in the class or series; (iii) set, subject to the provisions of this Article 4, Article 5 and the express terms of any class or series of shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the "SDAT"). Any of the terms of any class or series of shares set pursuant to clause (iii) of this Section 4.1(c) may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

       (d) Authorization by Board of Share Issuance. The Board of Trustees may authorize the issuance from time to time of shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws of the Trust.

       (e) Dividends and Distributions. The Board of Trustees may from time to time authorize and declare to shareholders such dividends or distributions, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board of Trustees in its discretion shall determine. The Board of Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"); however, shareholders shall have no right to any dividend or distribution unless and until authorized and declared by the Board. The exercise of the powers and rights of the Board of Trustees pursuant to this Section 4.1(e) shall be subject to the provisions of any class or series of shares at the time outstanding. Notwithstanding any other provision in the Declaration of Trust, no determination shall be made by the Board of Trustees nor shall any transaction be entered into by the Trust which would cause any shares or other beneficial interest in the Trust not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

       (f) Voting Rights of Preferred Shares. Notwithstanding any other provision of the Declaration of Trust, no designation pursuant to Section 4.1(c) shall specify that a class or series of Preferred Shares shall have voting rights greater than (i) the right to elect up to two additional Trustees, constituting less than a majority of the Trustees, following the Trust's failure to pay required dividends on such Preferred Shares for a specified number of quarterly periods, and to remove such Trustees, (ii) the right to approve any transaction resulting in the issuance by the Trust of any class or series of Preferred Shares ranking senior to such Preferred Shares with respect to the payment of dividends or distributions or the distribution of assets on liquidation, (iii) the right to approve any amendment to the Declaration of Trust, including Articles Supplementary, if such amendment would materially and adversely alter the rights, preferences or privileges of such Preferred Shares, (iv) the right to approve any merger in which the Trust is not the surviving entity, unless the terms of such merger provide that (A) the holders of such Preferred Shares shall receive equity securities of the surviving entity with preferences, rights and privileges substantially equivalent to the preferences, rights and privileges of such Preferred Shares ("New Preferred Shares") and (B) upon the completion of such merger there shall not be outstanding equity securities of the surviving entity ranking as to distribution rights and liquidation preferences senior to such New Preferred Shares (other than securities issued for securities of the Trust outstanding prior to such merger which were senior as to distribution rights and liquidation preferences to such Preferred Shares), (v) the right to vote on the termination of the Trust and (vi) such other voting rights as are expressly required by law.

       (g) Declaration and Bylaws. All shareholders are subject to the provisions of the Declaration of Trust and the Bylaws of the Trust.

       (h) Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of beneficial interest hereafter authorized, the Board of Trustees shall have the power to divide or combine the outstanding shares of any class or series of beneficial interest, without a vote of shareholders.

       (i) Increase in Shares. The Board of Trustees may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class that the Trust has authority to issue, without a vote of shareholders.

       (j) References to Shares and Shareholders. The words "shares" and "shareholders" wherever used in this Declaration of Trust, except where the context otherwise requires, shall refer to both the Common Shares and the Preferred Shares and to the holders of shares of both classes, respectively.


SECTION 5.8 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:


     Section 5.8. Subject to Section 5.11, if any person, corporation, partnership, trust or any other legal entity is or becomes at any time the beneficial owner, directly or indirectly, of more than ten percent (10%) IN VALUE of the outstanding shares, or if the tax status of the Trust under Public Law 86-779 or any other tax statute or regulation is or can be endangered by the purchase or retention of shares by any person, corporation, partnership, trust or any other legal entity, the Trustees may, in their sole discretion, refuse to sell, transfer or deliver shares to such person or entity, or, may repurchase any or all shares held by such person or entity (i) at cost or at the last sale price of a share as of the date immediately preceding the day on which the demand for repurchase is mailed, whichever price is higher or (ii) AT SUCH OTHER AMOUNT AS IS SET FORTH IN THE TERMS OF SUCH CLASS OR SERIES OF SHARES SO CALLED FOR REPURCHASE. After the mailing of the demand for repurchase, the shares may be cancelled upon the records of the Trust by the order of the Trustees and the Trust shall pay promptly for such shares as above determined.



SECTION 5.10 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:


     Section 5.10. Subject to Section 5.11, if the Trustees shall at any time and in good faith be of the opinion that direct or indirect ownership of shares of this Trust has or may become concentrated to an extent which would cause any rent to be paid to this Trust by a "sister corporation," if one existed, to fail to qualify or be disqualified as rent from real property by virtue of Section 856(d)(2)(B) of the Code, or similar provisions of successor statutes, pertaining to the qualification of this Trust as a real estate investment trust, trustees shall have the power (1) by lot or other means deemed equitable by them to call for purchase from any shareholder of this Trust such number of shares as shall be sufficient in the opinion of the Trustees to maintain or bring the direct or indirect ownership of shares of this Trust into conformity with the requirements of said Section 856(d)(2)(B) pertaining to this Trust, and (2) to refuse to register the transfer of shares to any person whose acquisition of such shares would, in the opinion of the Trustees, result in this Trust being unable to conform to the requirements of said Section 856(d)(2)(B). For purposes of this Section, the term "sister corporation" means a corporation, the shares of which are owned by exactly or substantially the same persons and in exactly or substantially the same numbers as are the shares of this Trust. This Section shall apply even if a "sister corporation" does not exist (1) at the time the Trustees determine that the ownership of shares of this Trust has or may become so concentrated, or (2) at the time the Trustees call shares for purchase or refuse to register the transfer of shares.

     The purchase price for the shares purchased pursuant hereto shall be equal to (i) the fair market value of such shares as reflected in the closing price for such shares on the principal stock exchange on which such shares are listed or, if such shares are not listed, then the last bid for the shares, as of the close of business on the date fixed by the Trustees for such purchase or, if no such quotation is available, as shall be determined in good faith by the Trustees OR (II) SUCH OTHER AMOUNT AS IS SET FORTH IN THE TERMS OF SUCH CLASS OR SERIES OF SHARES SO CALLED FOR PURCHASE. From and after the date fixed for purchase by the Trustees, the holder of any shares so called for purchase shall cease to be entitled to dividends, voting rights and other benefits with respect to such shares, except the right to payment of the purchase price fixed as aforesaid.

     In order to further assure that ownership of the shares does not become so concentrated, any transfer of shares that would prevent amounts received by this Trust from a "sister corporation," if one existed, from qualifying as "rents from real property" as defined in Section 856(d) of the Code, by virtue of the application of Section 856(d)(2)(B) of the Code, shall be void ab initio and the intended transferee of such shares shall be deemed never to have had an interest therein. If the 24 foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed to have acted as agent on behalf of this Trust in acquiring such shares and to hold such shares on behalf of this Trust. For purposes of determining whether this Trust is in compliance with
Section 856(d)(2)(B), Section 856(d)(5) of the Code, or similar provisions of successor statutes shall be applied. The shareholders of this Trust shall, upon demand, disclose to the Trustees in writing such information with respect to their direct and indirect ownership of the shares of this Trust as the Trustees deem necessary to determine whether this Trust satisfies the provisions of
Section 856(a)(5) and (6) and Section 856(d) of the Code or the regulations thereunder as the same shall from time to time be amended, or to comply with the requirements of any other taxing authority.


SECTION 7.3 IS PROPOSED TO BE ENTIRELY RESTATED TO READ AS FOLLOWS:

     Section 7.3. Subject to Section 4.1(f) and the provisions of any class or series of shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 8.1 or 10.2; (b) amendment of this Declaration of Trust as provided in Section 10.1; (c) termination of the Trust as provided in Section 10.1; (d) any merger and (e) any other matter on which, by law, the holders of the shares are required to vote. Except with respect to the foregoing matters, no action taken by the shareholders at any meeting shall in any way bind the Trustees.


SECTION 7.5 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 7.5. Except as expressly set forth herein OR AS EXPRESSLY PROVIDED BY ANY CLASS OR SERIES OF SHARES THEN OUTSTANDING, any matter requiring a vote of shareholders shall be approved by a vote of the holders of a majority of shares OF EACH CLASS OR SERIES ENTITLED TO VOTE THEREON VOTING AS SEPARATE CLASSES OR SERIES. At any meeting of the shareholders, any shareholder of shares entitled to vote thereat may vote by proxy. Only shareholders of record of such shares shall be entitled to vote and each full share shall be entitled to one vote UNLESS OTHERWISE EXPRESSLY PROVIDED BY ANY CLASS OR SERIES OF SHARES THEN OUTSTANDING. Fractional shares shall not be entitled to any vote UNLESS OTHERWISE EXPRESSLY PROVIDED BY ANY CLASS OR SERIES OF SHARES THEN OUTSTANDING. When any such share is held jointly by several persons, any one of them may vote at any meeting in person or by proxy in respect of such share, but if more than one of them shall be present at such meeting in person or by proxy, and such joint owners or their proxies so present disagree as to any vote to be cast, such vote shall not be received in respect of such share. If the holder of any such share is a minor or a person of unsound mind, and subject to guardianship or to the legal control of any other person as regards the charge or management of such share, he may vote by his guardian or such other person appointed or having such control, and such vote may be given in person or by proxy.


THE FIRST SENTENCE OF SECTION 8.1 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 8.1. The number of Trustees shall not be less than three (3) nor more than seven (7), AND SUCH TRUSTEES SHALL BE ELECTED BY THE HOLDERS OF THE COMMON SHARES. FURTHER, THE HOLDERS OF PREFERRED SHARES MAY HAVE THE RIGHT TO ELECT SUCH NUMBER OF ADDITIONAL TRUSTEES, UP TO TWO (2), BUT CONSTITUTING LESS THAN A MAJORITY OF THE TRUSTEES, FOLLOWING THE TRUST'S FAILURE TO PAY REQUIRED DIVIDENDS ON SUCH PREFERRED SHARES FOR A SPECIFIED NUMBER OF QUARTERLY PERIODS, THE OTHER TERMS OF SUCH RIGHT, INCLUDING THE TERM OF OFFICE OF ANY SUCH ADDITIONAL TRUSTEES, TO BE AS PROVIDED BY THE ARTICLES SUPPLEMENTARY ESTABLISHING ANY SUCH CLASS OR SERIES OF PREFERRED SHARES.


THE FIRST SENTENCE OF SECTION 8.4 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 8.4. In case a vacancy in the number of Trustees shall occur through death, resignation, or removal (unless the vacancy occurring through removal has already been filled by the shareholders acting pursuant to the provisions of Section 10.2 hereof), the remaining Trustees or Trustee OF SUCH CLASS (IE., THE TRUSTEES ELECTED BY THE HOLDERS OF COMMON SHARES OR THE HOLDERS OF PREFERRED SHARES, RESPECTIVELY) may fill such vacancy by appointing by an instrument in writing signed by a majority of SUCH Trustees such person as they or he in their absolute discretion shall see fit, but no such appointment shall become effective unless and until the person so appointed shall have delivered to the President of the Trust an instrument in writing, signed by such person acknowledging and agreeing to be bound by this Declaration of Trust.


SECTION 9.1 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 9.1. The Trustees shall from time to time distribute ratably among the shareholders OF ANY CLASS OR SERIES OF SHARES such proportions of the net profits, surplus (including paid-in surplus), capital, or assets held by the Trustees as they may deem proper and such distribution may be made in cash or property (including without limitation any type of obligations of the Trust or any assets thereof); and the Trustees may distribute ratably among the shareholders OF ANY CLASS OR SERIES OF SHARES additional shares issuable hereunder in such manner and on such terms as the Trustees may deem proper; but the amount of all distributions and the time of declaration and payment thereof shall be wholly in the discretion of the Trustees (OR AS PROVIDED BY ANY CLASS OR SERIES OF SHARES THEN OUTSTANDING), as shall also the determination of what constitutes net profits or surplus, and such distributions may be made even though the paid-in capital of this Trust at the time of any distribution exceeds the net assets of the Trust based either on the market value (as determined by the Trustees under Section 2.16 of Article 2 hereinabove) or the book value; and such distribution may be among the shareholders of record at such other date (not more than twenty (20) days prior to payment of such distribution) as the Trustees shall determine.


SECTION 10.1 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 10.1. The provisions of this Declaration of Trust may be amended by a vote of the holders of a majority of shares OF EACH CLASS OR SERIES ENTITLED TO VOTE THEREON, VOTING AS SEPARATE CLASSES OR SERIES, or by a vote of two-thirds of the trustees in any manner necessary to enable the trust to continue to qualify as a real estate investment trust under the Code or Title 8 of the Corporation and Associations Article of the Annotated Code of Maryland. The Trust may be terminated by the vote of the Trustees with the approval of the holders of a majority of shares OF EACH CLASS OR SERIES ENTITLED TO VOTE THEREON, VOTING AS SEPARATE CLASSES OR SERIES. Notwithstanding the foregoing (and notwithstanding the fact that some lesser percentage may be permitted by law), the affirmative vote of the holders of 70% or more of the outstanding shares of the Trust entitled to vote generally in the election of Trustees shall be required to amend or repeal Sections 5.8, 5.10, 8.1, 8.2, this Section 10.1, or Article 15 of the Declaration of Trust.

SECTION 10.2 IS PROPOSED TO BE AMENDED TO READ AS FOLLOWS:

     Section 10.2. Any Trustee may be removed either (1) at any meeting of shareholders called for the purpose, by the affirmative vote of not less than two-thirds in interest of the shares then outstanding hereunder and entitled to vote IN THE ELECTION OF SUCH CLASS OF TRUSTEES; or (2) by the unanimous vote of all other Trustees of such class with the approval of the holders of a majority of the shares ENTITLED TO VOTE IN THE ELECTION OF SUCH CLASS OF TRUSTEES.


                                   EXHIBIT B
                 PROPOSED AMENDMENT TO THE DECLARATION OF TRUST
                   WITH RESPECT TO SETTLEMENT OF SHARE TRADES

     A NEW SECTION 5.11 IS PROPOSED TO BE ADOPTED AS FOLLOWS:


     Section 5.11. Nothing in these Articles shall preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of these Articles.

     In addition, Section 5.8 and Section 5.10 are proposed to be amended to state that they are subject to Section 5.11

FRONT OF PROXY CARD

PRELIMINARY COPIES

                               FOR               WITHHELD
1. Election of two Trustees                      Nominees (for the terms
                                                 stated in the Proxy Statement):



 For, Except vote withheld from the following            Ms. Susan J. Williams
 Nominee:                                                Mr. Clifford M. Kendall
------------------                                       -----------------------

2. Amendments of Declaration of Trust to authorize the issuance of Preferred Shares.

3. Amendments of Declaration of Trust pertaining to the settlement of share trades.

4. Such other matters as may come before the meeting, hereby revoking any proxy or proxies heretofore given.
IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINATED TRUSTEES AND "FOR" PROPOSALS 2 AND 3. PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED.
PLEASE vote at once. It is important.
Please mark your choice in black ink.

SIGNATURE _________________ DATE _________   SIGNATURE _________________ DATE______________________

NOTE: SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON.
      When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such and if the signer is a corporation, please sign with the full corporate name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.

                              REAR OF PROXY CARD:



                    WASHINGTON REAL ESTATE INVESTMENT TRUST


             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 24, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES


     The undersigned shareholder of Washington Real Estate Investment Trust appoints Larry E. Finger and Laura M. Franklin, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in Washington Real Estate Investment Trust at the Annual Meeting of Shareholders to be held on May 24, 1999, and at any adjournment thereof, with like effect and as if the undersigned were personally present and voting upon the following matters:



                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)